NEWS RELEASE

FOR IMMEDIATE RELEASE:

June 1, 2020

New Peoples Bankshares, Inc. Announces Departure Of EVP & COO

June 1, 2020 (Honaker, Virginia) – New Peoples Bankshares, Inc. (OTC Markets: NWPP) (the “Company”) and its wholly-owned subsidiary New Peoples Bank, Inc. (the “Bank”) announced that Frank Sexton, Jr., 70, Executive Vice President and Chief Operating Officer of both the Company and the Bank, has decided to resign effective June 30, 2020.

“Frank has been with the Bank since before the doors opened in 1998 and is completing 22 years of service at the Bank and 48 years in the banking industry. His leadership and innovation have helped New Peoples Bank to successfully progress to where we are today and positioned us well for many years ahead,” stated Todd Asbury, President and Chief Executive Officer. “Frank has been instrumental in accomplishing the Bank’s strategic initiatives to establish a state-of-the-art and secure information systems network; to implement a digital banking platform; to guide the Bank into modern day operations and systems; and to develop a great group of people who will be able to successfully carry on in his absence. We are very appreciative of Frank and wish him well.”

Sexton stated, “I am pleased to have helped develop New Peoples Bank from its inception into where it is today. It has been like ‘my baby’ and to see it grow to where it is today gives me a great sense of accomplishment. We have been able to accomplish a lot of great things. I will miss those that I work with, but look forward to the opportunities ahead. I am confident that the Bank will continue to do great things.” Sexton has agreed to assist with the transition through the remainder of the year.

Succeeding Mr. Sexton are Debbie Arrington, 54, SVP Banking Operations and Landon McGlothlin, 33, SVP and Chief Information Officer. They will assume the leadership responsibilities of their respective areas of the Bank. Arrington joined the Bank in November 1998 and has over 33 years of banking experience and McGlothlin joined the Bank in March 2005 with 15 years of banking experience. In addition to their experience, both hold various professional certifications that provide the qualifications needed to successfully fulfill their duties. Asbury commented, “Although they have big shoes to fill, I am confident that Debbie and Landon will both be able to provide continued strong leadership in these critical operational areas. Under Frank’s mentorship, they have professionally grown and proven themselves as capable leaders.”

About New Peoples Bankshares, Inc.

New Peoples Bankshares, Inc. is the financial holding company for New Peoples Bank, Inc., a community bank with 20 offices serving the Tri-State Area of southwestern Virginia, southern West Virginia and northeastern Tennessee. The Bank offers a full range of banking and financial services focused primarily on individuals, small to medium size businesses, and the professional community. The Bank strives to serve the financial needs of its customers while developing personal, hometown relationships.

Caution About Forward-Looking Statements

This news release contains statements concerning the Company’s expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements may constitute “forward-looking statements” as defined by federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Important factors that may cause actual results to differ from projections include:

(i) the success or failure of efforts to implement the Company’s business plan; (ii) any required increase in the Company’s regulatory capital ratios; (iii) satisfying other regulatory requirements that may arise from examinations, changes in the law and other similar factors; (iv) deterioration of asset quality; (v) changes in the level of the Company’s nonperforming assets and charge-offs; (vi) fluctuations of real estate values in the Company’s markets; (vii) the Company’s ability to attract and retain talent; (viii) demographical changes in the Company’s markets which negatively impact the local economy; (ix) the uncertain outcome of enacted legislation to stabilize the United States financial system; (x) the successful management of interest rate risk; (xi) the successful management of liquidity; (xii) changes in general economic and business conditions in the Company’s market area and the United States in general; (xiii) credit risks inherent in making loans such as changes in a borrower’s ability to repay and the Company’s management of such risks; (xiv) competition with other banks and financial institutions, and companies outside of the banking industry, including online lenders and those companies that have substantially greater access to capital and other resources; (xv) demand, development and acceptance of new products and services the Company has offered or may offer; (xvi) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; (xvii) the occurrence of significant natural disasters, including severe weather conditions, floods, health related issues (including the recent novel coronavirus (COVID-19) outbreak and the associated efforts to limit the spread of the disease), and other catastrophic events; (xviii) technology utilized by the Company; (xix) the Company’s ability to successfully manage cyber security; (xx) the Company’s reliance on third-party vendors and correspondent banks; (xxi) changes in generally accepted accounting principles; (xxii) changes in governmental regulations, tax rates and similar matters; and (xxiii) other risks which may be described in future filings the Company makes with the Securities and Exchange Commission. The Company expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact Information:

New Peoples Bankshares, Inc.

C. Todd Asbury, President and CEO

(276) 873-7000